Exhibit 10.23

Compensation Arrangement for Ebix’s Executive Officers and Directors

On December 4, 2004, the Board of Directors of Ebix, Inc. (the “Company”), upon recommendation of the Compensation Committee of the Board of Directors and considering the operating results of the Company for the first nine months of 2004, approved a 2004 incentive compensation program for the Company’s two executive officers:  Robin Raina, the Company’s Chairman, Chief Executive Officer and President, and Richard J. Baum, the Company’s Executive Vice President, Chief Financial Officer and Secretary.   Pursuant to this program, each of Messrs. Raina and Baum is to receive (1) a cash bonus compensation comprised of two parts: regular bonus and supplemental bonus. The regular bonus is comprised of 50% of the officer’s annual base salary.  For 2004, Mr. Raina’s annual salary was $370,000, and his regular bonus is calculated as $185,000 and Mr. Baum’s annual salary was $212,000 as such his regular bonus is calculated as $106,000). and (2) shares of restricted common stock of the Company having a grant date value equal to 10% of the aggregate of the salary and bonus compensation earned by him for 2004 (such restricted stock to vest in three equal annual installments).  The payment of the cash bonuses and issuance of the restricted stock is subject to the determination by the Compensation Committee and the Board, after the Company’s release of its 2004 operating results, that such operating results are substantially consistent with the operating results of the Company for the first nine months of 2004, as they compare to those for the same period of the prior year (excluding executive incentive compensation).  The restricted stock awards will be made pursuant to the Company’s 1996 Stock Incentive Plan.

Also on December 4, 2004, the Board of Directors of the Company, upon recommendation of the Compensation Committee approved a new compensation program for the Company’s non-employee directors, to commence in 2005.  Pursuant to this program, each non-employee director is to receive an annual cash retainer of $14,000.  The Chairman of the Audit Committee is to receive an additional annual fee of $5,000 and each other member of the Audit Committee and each member of the Compensation Committee is to receive an addition annual fee of $2,500.  Also, each non-employee director is receive an initial grant on his election to the Board of an option to purchase 1,500 shares, vesting over three years, and an annual grant thereafter of an option to purchase 1,500 shares, vesting immediately.   These option grants will be made pursuant to the Company’s 1996 Stock Incentive Plan.